Exhibit 99.1

November 8, 2012

COMPANY CONTACT:
FutureFuel Corp.
Lee E. Mikles, CEO
(805) 565-9800 www.futurefuelcorporation.com

FutureFuel releases third quarter 2012 results
FutureFuel third quarter revenues decrease 2.2% to $88.3 million
Reports net income of $12.5 million or $0.30 per diluted share, and adjusted EBITDA of $24.0 million
Conference call begins at 9:00 a.m. Eastern time November 9, 2012

CLAYTON, Mo. (November 8, 2012) – FutureFuel Corp. (NYSE: FF), a manufacturer of custom and performance chemicals and biofuels, today announced financial results from the three and nine months ended September 30, 2012.

Third Quarter 2012 Financial Highlights (all comparisons are with the third quarter of 2011)

•	Revenues were $88.3 million, down 2.2% from $90.3 million
•	Adjusted EBITDA was $24.0 million, up 19.7% from $20.0 million
•	Net income decreased to $12.5 million, or $0.30 per diluted share, from $12.7 million, or $0.31 per diluted share.

First Nine Months of 2012 Financial Highlights (all comparisons are with the first nine months of 2011 unless otherwise noted)

•	Revenues were $277.2 million, up 25.9% from $220.3 million
•	Adjusted EBITDA was $46.5 million, a 10.5% increase from $42.1 million
•	Net income increased to $28.1 million, or $0.68 per diluted share, from $23.9 million, or $0.59 per diluted share, increases of 17.8% and 15.3%, respectively

“Overall, we were pleased with our financial results for the third quarter of 2012.  While they may not have demonstrated a high level of growth relative to the third quarter of 2011, the results were reassuring given the volatility seen in the biodiesel market in the third quarter of 2012,” said Lee Mikles, FutureFuel president and chief executive officer.  “The gross profit of our chemicals segment increased in the third quarter of 2012 as compared to the third quarter of 2011.  Unfortunately, the gross profit of our biofuels segment continues to be affected by difficult market conditions, including extreme volatility in the RINs market, and the continued negative impact of the expiration of the $1.00 per gallon federal blenders tax credit at December 31, 2011.”

“Net income for the third quarter of 2012 is very similar to that earned in the third quarter of 2011.  Net income for the first nine months of 2012, however, is up approximately 18% over net income for the first nine months of 2011.”

2012 Regular Cash Dividends

FutureFuel declared a normal quarterly dividend of $0.10 per share for 2012, payable in March, June, September, and December.

Financial Overview and Key Operating Metrics

Financial and operating metrics, which include non-GAAP financial measures, include:

FutureFuel Corp.
Certain Financial and Operating Metrics
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30, 2012	Three Months Ended September 30, 2011	Dollar Change	% Change
Revenues	$88,276	$90,307	$(2,031)	(2.2%)
Income from operations	$19,181	$19,358	$(177)	(0.9%)
Net income	$12,549	$12,733	$(184)	(1.4%)
Earnings per common share - basic	$0.30	$0.31	$(0.01)	(3.2%)
Earnings per common share – diluted	$0.30	$0.31	$(0.01)	(3.2%)
Capital expenditures (net of customer reimbursements and grants)	$2,656	$3,173	$(517)	(16.3%)
Adjusted EBITDA	$23,991	$20,046	$3,945	19.7%
Cash and cash equivalents and marketable securities	$196,400	$158,826	$37,574	23.7%

	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011	Dollar Change	% Change
Revenues	$277,240	$220,276	$56,964	25.9%
Income from operations	$41,336	$35,234	$6,102	17.3%
Net income	$28,135	$23,888	$4,247	17.8%
Earnings per common share - basic	$0.68	$0.59	$0.09	15.3%
Earnings per common share – diluted	$0.68	$0.59	$0.09	15.3%
Capital expenditures (net of customer reimbursements and grants)	$6,435	$8,042	$(1,607)	(20.0%)
Adjusted EBITDA	$46,515	$42,101	$4,414	10.5%

Third Quarter Financial and Business Summary

Revenues for the three months ended September 30, 2012 were $88,276,000 as compared to revenues for the three months ended September 30, 2011 of $90,307,000, a decrease of 2%.  Revenues from biofuels were essentially unchanged and accounted for 54% of total revenues in the third quarter of 2012 as compared to 53% in the third quarter of 2011.  Revenues from chemicals decreased 4% and accounted for 46% of total revenues in the third quarter of 2012 as compared to 47% in the third quarter of 2011.  Revenue from the bleach activator and the proprietary herbicide and intermediates are together the most significant components of our chemicals business revenue base, accounting for 26% of total revenues for the three months ended September 30, 2012 as compared to 31% of total revenues for the three months ended September 30, 2011.  These products comprised a smaller percentage of our total revenues in the third quarter of 2012 due to growth in the biofuels segment and year-to-year decreases in these chemical products.  Revenues from biofuels decreased from $48,123,000 in the three months ended September 30, 2011 to $47,949,000 in the three months ended September 30, 2012.  The reinstatement of the $1.00 per gallon federal blenders credit in December 2010 along with the government mandated renewable fuel standard for biodiesel combined to improve the economics of biodiesel in 2011.  However, the blenders credit expired on December 31, 2011 and has not been reinstated.  While we have not experienced a material decrease in demand for our biodiesel as a result of the loss of the blenders credit, the loss of the credit has adversely affected our biofuels segment gross profit by approximately $1.00 per gallon of biodiesel sold by us.

Income from operations decreased to $19,181,000 in the third quarter of 2012 from $19,358,000 for the third quarter of 2011.  FutureFuel does not report income from operations by segment, but does report segment gross profit.  The chemicals segment gross profit increased 18% to $15,357,000 in the third quarter of 2012 from $13,064,000 in the third quarter of 2011.  Biofuels segment gross profit decreased to $6,606,000 in the third quarter of 2012 from $8,931,000 in the third quarter of 2011.  This decrease was partially a result of the receipt of approximately $1,900,000 under the USDA Section 9005 – Advanced Biofuel Producers program – in the third quarter of 2011.  This award totaled approximately $753,000 in the third quarter of 2012.  The receipt of this award has been recorded as a reduction in cost of good sold and distribution in both the third quarter of 2012 and 2011.  Additionally, the profitability of the biofuels segment was affected by a general reduction in biofuel profit margins as a result of fluctuations in the biodiesel market and the expiration of the $1.00 per gallon federal blenders credit on December 31, 2011.

Chemicals segment gross profit increased primarily as a result of certain reductions in our operating costs due to an ongoing effort to minimize such expenditures, a reduction in cost of goods sold resulting from adjustments in our inventory carrying value as determined utilizing the LIFO method of inventory accounting and changes in capitalized inventory costs resulting from the change in product mix in inventory at September 30, 2012.

FutureFuel reported net income of $12,549,000, or $0.30 per diluted share, for the third quarter of 2012, compared with net income of $12,733,000, or $0.31 per diluted share, for the third quarter of 2011.  Adjusted EBITDA for the third quarter of 2012 was $23,991,000, up from $20,046,000 in the third quarter of 2011.

Nine Month Financial Summary

Revenues for the nine months ended September 30, 2012 were $277,240,000 as compared to revenues for the nine months ended September 30, 2011 of $220,276,000, an increase of 26%.  Revenues from biofuels increased 63% and accounted for 57% of total revenues in the first nine months of 2012 as compared to 44% in the first nine months of 2011.  Revenues from chemicals decreased 3% and accounted for 43% of total revenues in the first nine months of 2012 as compared to 56% in the first nine months of 2011.  Revenue from the bleach activator and the proprietary herbicide and intermediates are together the most significant components of our chemicals business revenue base, accounting for 23% of total revenues for the nine months ended September 30, 2012 as compared to 36% of total revenues for the nine months ended September 30, 2011.  These products comprised a smaller percentage of our total revenues in the nine months ended 2012 due to growth in the biofuels segment and year-to-year decreases of these chemical products.  Revenues from biofuels increased from $96,545,000 in the nine months ended September 30, 2011 to $157,612,000 in the nine months ended September 30, 2012.  The reinstatement of the $1.00 per gallon federal blenders credit in December 2010 along with the government mandated renewable fuel standard for biodiesel combined to improve the economics of biodiesel in 2011.  However, the blenders credit expired on December 31, 2011 and has not been reinstated.  While we have not experienced a material decrease in demand for our biodiesel as a result of the loss of the blenders credit, the loss of the credit has adversely affected our biofuels segment gross profit by approximately $1.00 per gallon of biodiesel sold by us.

Income from operations increased to $41,336,000 in the first nine months of 2012 from $35,234,000 in the first nine months of 2011.  FutureFuel does not report income from operations by segment, but does report segment gross profit.  The chemicals segment gross profit increased 37% to $38,277,000 in the first nine months of 2012 from $27,907,000 in the first nine months of 2011.  Biofuels segment gross profit decreased to $10,887,000 in the nine months ended September 30, 2012 from $14,516,000 in the nine months ended September 30, 2011.  This decrease was largely a result of a combination of the following: (i) the expiration of the $1.00 per gallon federal blenders credit on December 31, 2011; and (ii) in the first nine months of 2011 we received approximately $1,900,000 from the USDA from its Section 9005 – Advanced Biofuel Producers program.  In the first nine months of 2011, such receipt was recorded as a reduction to the cost of goods sold and distribution of the biofuels segment.  In the first nine months of 2012, $753,000 was received under this program.

Chemical segment gross profit increased primarily as a result of a combination of the following: (i) a reduction in our cost of goods sold resulting from adjustments in our inventory carrying value as determined utilizing the LIFO method of inventory accounting; (ii) changes in capitalized inventory costs resulting from the change in product mix in inventory at September 30, 2012; and (iii) we experienced certain reductions in our operating costs due to an ongoing effort to minimize such expenditures.

FutureFuel reported net income of $28,135,000, or $0.68 per diluted share, for the first nine months of 2012, compared with net income of $23,888,000, or $0.59 per diluted share, for the first nine months of 2011.  Adjusted EBITDA for the first nine months of 2012 was $46,515,000, up from $42,101,000 in the first nine months of 2011.

Capital Expenditures

Capital expenditures were $6.7 million for the first nine months of 2012, compared with $18.8 million for the first nine months of 2011.  This decrease was attributable to the completion of certain capital projects undertaken on behalf of certain of our customers.  FutureFuel is reimbursed for a portion of these expenditures by certain customers and grants as summarized in the following table.

(Dollars in thousands)

	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
Capital expenditures	$6,724	$18,849
Cash received from customers and grants as reimbursement of capital expenditures	(289)	(10,807)
Net cash paid for capital expenditures	$6,435	$8,042

Cash and Cash Equivalents and Marketable Securities

Cash and cash equivalents and marketable securities totaled $196.4 million as of September 30, 2012, compared with $158.8 million as of September 30, 2011.  These balances increased primarily due to cash generated by FutureFuel’s operations.

Conference Call and Webcast

A conference call and webcast will be held November 9, 2012 beginning at 9:00 a.m. Eastern time (8:00 a.m. Central time).  To access the conference call, dial (877) 251-1860 (U.S. and Canada) or (224) 357-2386 (international callers).  The webcast will also be available in the investor relations section of the company’s website at www.futurefuelcorporation.com.  A replay of the call and webcast will begin approximately two hours after the live call has ended.  To access the replay, dial (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international callers) and enter the conference ID number: 60028163.

About FutureFuel

FutureFuel is a leading manufacturer of diversified chemical products and biobased products comprised of biofuels and biobased specialty chemical products.  In its chemicals business, it manufactures specialty chemicals for specific customers (custom manufacturing) as well as multi-customer specialty chemicals (performance chemicals).  Its custom manufacturing product portfolio includes a bleach activator for a major detergent manufacturer, a proprietary herbicide and intermediates for a major life sciences company, and chlorinated polyolefin adhesion promoters and antioxidant precursors for a major chemical company.  The performance chemicals product portfolio includes polymer (nylon) modifiers and several small-volume specialty chemicals for diverse applications.  In its biofuels segment, the company predominantly produces biodiesel.  Visit www.futurefuelcorporation.com for more information on FutureFuel.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements deal with FutureFuel’s current plans, intentions, beliefs, and expectations, and statements of future economic performance.  Statements containing such terms as “believe,” “do not believe,” “plan,” “expect,” “intend,” “estimate,” “anticipate,” and other phrases of similar meaning are considered to contain uncertainty and are forward-looking statements.  In addition, from time to time FutureFuel or its representatives have made or will make forward-looking statements orally or in writing.  Furthermore, such forward-looking statements may be included in various filings that the company makes with United States Securities and Exchange Commission (the “SEC”), in press releases, or in oral statements made by or with the approval of one of FutureFuel’s authorized executive officers.

These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements.  Factors that might cause actual results to differ include, but are not limited to, those set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in FutureFuel’s Form 10-K Annual Report for the year ended December 31, 2010 and in its future filings made with the SEC.  An investor should not place undue reliance on any forward-looking statements contained in this document which reflect FutureFuel’s management’s opinions only as of their respective dates.  Except as required by law, the company undertakes no obligation to revise or publicly release the results of any revisions to forward-looking statements.  The risks and uncertainties described in this document and in current and future filings with the SEC are not the only ones FutureFuel faces.  New factors emerge from time to time, and it is not possible for the company to predict which will arise.  There may be additional risks not presently known to the company or that the company currently believes are immaterial to its business.  In addition, FutureFuel cannot assess the impact of each factor on its business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.  If any such risks occur, FutureFuel’s business, operating results, liquidity, and financial condition could be materially affected in an adverse manner.  An investor should consult any additional disclosures FutureFuel has made or will make in its reports to the SEC on Forms 10-K, 10-Q, and 8-K, and any amendments thereto.  All subsequent written and oral forward-looking statements attributable to FutureFuel or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained in this document.

Non-GAAP Financial Measures

In this press release, FutureFuel used adjusted EBITDA as a key operating metric to measure both performance and liquidity.  Adjusted EBITDA is a non-GAAP financial measure.  Adjusted EBITDA is not a substitute for operating income, net income, or cash flow from operating activities (each as determined in accordance with GAAP), as a measure of performance or liquidity.  Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of results as reported under GAAP.  FutureFuel defines adjusted EBITDA as net income before interest, income taxes, depreciation, and amortization expenses, excluding, when applicable, non-cash share-based compensation expense, public offering expenses, acquisition-related transaction costs, purchase accounting adjustments, loss on disposal of property and equipment, gains or losses on derivative instruments, and other non-operating income or expense.  Information relating to adjusted EBITDA is provided so that investors have the same data that management employs in assessing the overall operation and liquidity of FutureFuel’s business.  FutureFuel’s calculation of adjusted EBITDA may be different from similarly titled measures used by other companies; therefore, the results of its calculation are not necessarily comparable to the results of other companies.

Adjusted EBITDA allows FutureFuel’s chief operating decision makers to assess the performance and liquidity of FutureFuel’s business on a consolidated basis to assess the ability of its operating segments to produce operating cash flow to fund working capital needs, to fund capital expenditures and to pay dividends.  In particular, FutureFuel management believes that adjusted EBITDA permits a comparative assessment of FutureFuel’s operating performance and liquidity relative to performance and liquidity based on GAAP results.  In our view, adjusted EBITDA isolates the effects of (i) depreciation and amortization, which may vary among its operating segments without any correlation to their underlying operating performance; (ii) non-cash stock-based compensation expense, which is a non-cash expense that varies widely among similar companies; and (iii) gains and losses on derivative instruments, whose immediate recognition can cause net income to be volatile from quarter to quarter due to the timing of the valuation change in the derivative instruments relative to the sale of biofuel.

A table included in this earnings release reconciles adjusted EBITDA with net income, the most directly comparable GAAP performance financial measure.  Another table reconciles adjusted EBITDA with cash flows from operations, the most directly comparable GAAP liquidity financial measure.

FutureFuel Corp.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	September 30, 2012	December 31, 2011
Assets
Cash and cash equivalents	$114,593	$89,745
Accounts receivable, net of allowances of $0 and $10 at September 30, 2012 and December 31, 2011, respectively	20,833	35,677
Inventory	49,078	57,439
Marketable securities	81,807	56,294
Other current assets	2,010	3,370
Total current assets	268,321	242,525
Property, plant and equipment, net	139,143	140,517
Other assets	2,249	2,202
Total noncurrent assets	141,392	142,719
Total Assets	$409,713	$385,244

Liabilities and Stockholders’ Equity
Accounts payable	$17,193	$21,688
Other current liabilities	24,360	14,111
Total current liabilities	41,553	35,799
Deferred revenue – long-term	28,206	29,256
Other noncurrent liabilities	32,199	31,951
Total noncurrent liabilities	60,405	61,207
Total liabilities	101,958	97,006
Commitments and contingencies
Preferred stock, $0.0001 par value, 5,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.0001 par value, 75,000,000 shares authorized, 41,326,057 and 41,308,446 issued and outstanding as of September 30, 2012 and December 31, 2011, respectively	4	4
Accumulated other comprehensive income	5,179	1,803
Additional paid in capital	253,907	253,505
Retained earnings	48,665	32,926
Total stockholders’ equity	307,755	288,238
Total Liabilities and Stockholders’ Equity	$409,713	$385,244

FutureFuel Corp.
Condensed Consolidated Statements of Operations and Comprehensive Income
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,
	2012	2011
Revenues	$88,276	$90,307
Cost of goods sold and distribution	66,313	68,312
Gross profit	21,963	21,995
Selling, general and administrative expenses	1,828	1,641
Research and development expenses	954	996
	2,782	2,637
Income from operations	19,181	19,358
Other income	1,289	643
Income before income taxes	20,470	20,001
Provision for income taxes	7,921	7,268
Net income	$12,549	$12,733

Earnings per common share
Basic	$0.30	$0.31
Diluted	$0.30	$0.31
Weighted average shares outstanding
Basic	41,320,427	41,297,834
Diluted	41,471,373	40,478,005

Comprehensive Income
Net income	$12,549	$12,733
Other comprehensive income/(loss) from unrealized gains and losses on available-for-sale securities, net of tax of $2,134 in 2012 and of $(2,159) in 2011	3,423	(3,449)
Comprehensive income	$15,972	$9,284

	Nine Months Ended September 30,
	2012	2011
Revenues	$277,240	$220,276
Cost of goods sold and distribution	228,076	177,853
Gross profit	$49,164	42,423
Selling, general and administrative expenses	5,202	4,579
Research and development expenses	2,626	2,610
	7,828	7,189
Income from operations	41,336	35,234
Other income	3,803	2,091
Income before income taxes	45,139	37,325
Provision for income taxes	17,004	13,437
Net income	$28,135	$23,888

Earnings per common share
Basic	$0.68	$0.59
Diluted	$0.68	$0.59
Weighted average shares outstanding
Basic	41,318,123	40,509,810
Diluted	41,472,775	40,687,188

Comprehensive Income
Net income	$28,135	$23,888
Other comprehensive income/(loss) from unrealized gains/(losses) on available-for-sale securities, net of tax of $2,105 and $(1,887) in 2012 and 2011, respectively	3,376	(3,016)
Comprehensive income	$31,511	$20,872

FutureFuel Corp.
Consolidated Statements of Cash Flows
 (Dollars in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2012	2011
Cash flows provided by operating activities
Net income	$28,135	$23,888
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	7,789	6,351
Provision for deferred income taxes	42	3,453
Change in fair value of derivative instruments and marketable securities	(855)	869
(Gain) / loss on the sale of investments	(281)	414
Losses on disposals of fixed assets	62	93
Stock based compensation	281	502
Noncash interest expense	18	16
Changes in operating assets and liabilities:
Accounts receivable	15,668	9,399
Accounts receivable – related parties	(824)	(81)
Inventory	8,361	(6,344)
Income taxes receivable	-	519
Prepaid expenses	1,050	827
Prepaid expenses – related parties	(32)	-
Accrued interest on marketable securities	-	(123)
Other assets	(62)	544
Accounts payable	(2,556)	877
Accounts payable – related parties	(1,939)	(222)
Income taxes payable	3,670	4,570
Accrued expenses and other current liabilities	2,214	2,781
Accrued expenses and other current liabilities – related parties	(29)	35
Deferred revenue	1,427	11,743
Net cash provided by operating activities	62,139	60,111
Cash flows from investing activities
Restricted cash	-	21,086
Collateralization of derivative instruments	1,212	(2,162)
Purchase of marketable securities	(37,389)	(83,350)
Proceeds from the sale of marketable securities	17,638	30,979
Proceeds from the sale of fixed assets	247	12
Capital expenditures	(6,724)	(18,849)
Net cash used in investing activities	(25,016)	(52,284)
Cash flows from financing activities
Proceeds from the issuance of stock	100	15,798
Excess tax benefits associated with stock options	21	-
Payment of dividend	(12,396)	(12,126)
Net cash provided by financing activities	(12,275)	3,672
Net change in cash and cash equivalents	24,848	11,499
Cash and cash equivalents at beginning of period	89,745	91,057
Cash and cash equivalents at end of period	$114,593	$102,556

Cash paid for interest	$3	$-
Cash paid for income taxes	$13,539	$4,896
Non-cash capital expenditures	$-	$1,390

FutureFuel Corp.
Reconciliation of Non-GAAP Financial Measure to Financial Measure
(Dollars in thousands)
(Unaudited)

Reconciliation of Adjusted EBITDA to Net Income

	Three Months Ended September 30,
	2012	2011
Adjusted EBITDA	$23,991	$20,046
Depreciation and amortization	(2,611)	(2,467)
Non-cash share-based compensation	(22)	-
Interest and dividend income	1,144	955
Interest expense	(6)	(6)
Loss/(gain) on disposal of property and equipment	45	(66)
(Losses)/gains on derivative instruments	(2,154)	1,779
Other income/(expense), net	83	(240)
Income tax expense	(7,921)	(7,268)
Net income	$12,549	$12,733

	Nine Months Ended September 30,
	2012	2011
Adjusted EBITDA	$46,515	$42,101
Depreciation and amortization	(7,789)	(6,351)
Non-cash share-based compensation	(281)	(502)
Interest income and dividend income	3,431	2,542
Interest expense	(21)	(176)
Loss on disposal of property and equipment	(62)	(93)
Gains/(losses) on derivative instruments	3,065	(14)
Other income, net	281	(182)
Income tax expense	(17,004)	(13,437)
Net income	$28,135	$23,888

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities

	Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
Adjusted EBITDA	$46,515	$42,101
Provision for deferred income taxes	42	3,453
Interest and dividend income	3,431	2,542
Income tax expense	(17,004)	(13,437)
Gains (losses) on derivative instruments	3,065	(14)
Change in fair value of derivative instruments and marketable securities	(855)	869
Changes in operating assets and liabilities, net	26,948	24,525
Other	(3)	72
Net cash provided by operating activities	$62,139	$60,111

FutureFuel Corp.
Condensed Consolidated Segment Income
(Dollars in thousands)
(Unaudited)

	Three Months Ended September 30,
	2012	2011
Revenues
Chemicals	$40,327	$42,184
Biofuels	47,949	48,123
Revenues	$88,276	$90,307

Segment gross profit
Chemicals	$15,357	$13,064
Biofuels	6,606	8,931
Segment gross profit	21,963	21,995
Corporate expenses	(2,782)	(2,637)
Income before interest and taxes	19,181	19,358
Interest and other income	1,295	955
Interest and other expense	(6)	(312)
Provision for income taxes	(7,921)	(7,268)
Net income	$12,549	$12,733

	Nine Months Ended September 30,
	2012	2011
Revenues
Chemicals	$119,628	$123,731
Biofuels	157,612	96,545
Revenues	$277,240	$220,276

Segment gross profit
Chemicals	$38,277	$27,907
Biofuels	10,887	14,516
Segment gross profit	49,164	42,423
Corporate expenses	(7,828)	(7,189)
Income before interest and taxes	41,336	35,234
Interest and other income	3,824	2,542
Interest and other expense	(21)	(451)
Provision for income taxes	(17,004)	(13,437)
Net income	$28,135	$23,888

Depreciation is allocated to segment costs of goods sold based on plant usage.  The total assets and capital expenditures of FutureFuel have not been allocated to individual segments as large portions of these assets are shared to varying degrees by each segment, causing such an allocation to be of little value.

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